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                                 [LETTERHEAD]
                    [STIBBE SIMONT MONAHAN DUHOT & GIROUX]

                                                                     EXHIBIT 5.1


Business Objects S.A.
European Headquarters
1 Square Chaptal
92309 Levallois-Perret
France


                                 July 29, 1999

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1993, as amended (the "Act"), of up to a maximum number of 1,225,000 ordinary shares (the "Shares"), nominal value one French franc per ordinary share, of Business Objects S.A., a societe anonyme organized under the laws of the Republic of France (the "Company"), we, as your French Counsel, have examined copies of the following documents:

          i. a certified copy of the text of the eighth resolution of the meeting of the shareholders of the Company held on May 4, 1999, relating inter alia to the authorization granted to the board of directors to grant to the Chief Executive Officers (President Directeurs Generaux), Managing Directors (Directeurs Generaux) and any Officers or other persons employed by the Company and its affiliates as defined in article 208-4 of the law n degree 66-537 of July 24, 1966 (the "Beneficiaries"), options to purchase or subscribe for the 875,000 shares pursuant to the terms and conditions of the Company's 1999 Stock Option Plan;

          ii. a certified copy of the results of the vote at such meeting for the eighth resolution established by Banque Paribas;

          iii. a certified copy of the text of the tenth resolution of the meeting of the shareholders of the Company held on May 4, 1999, deciding inter alia the issue of 90,000
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ordinary new shares and reservation of subscription to said shares to the benefit of the salaried employees of the Company having adhered or to adhere to the Savings Plans;

     iv. a certified copy of the results of the vote at such meeting for the tenth resolution established by Banque Paribas;

     v. a certified copy of the twelfth resolution of the meeting of shareholders of the Company held on May 4, 1999 deciding inter alia the issue of 260,000 ordinary new shares pursuant to the 1995 International Employee Stock Purchase Plan and reservation of subscription to said shares to the benefit of Business Objects SA Employee Benefits Trust;

     vi. a certified copy of the results of the vote at such meeting for the twelfth resolutions established by Banque Paribas;

     vii. the up-dated by-laws ("status") of the Company dated as of May 4, 1999 (the "Status");

together with such other corporate documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

     In the context of such examination we have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the confirmity with the originals of all documents submitted to us as copies.

     Upon the basis of such examination and subject to matter not any disclosed to us by the parties concerned, we advise you that, in our opinion, any Shares to be issued upon exercise of any of the option granted under the 1994 Stock Option Plan or pursuant to the implementation of either of 1995 Employee Stock Purchase Plans, to the extent they are issued in compliance with the provisions of the relevant Plans, the Status and the then applicable law, and are fully paid up in accordance with the provisions of the relevant Plans, will be validly issued, fully paid up and nonassessable.

     The foregoing opinion is limited to the laws of the Republic of France, and we are expressing no opinion as to the effect of the laws under any other jurisdiction.

     We have relied as to certain matters on information obtained form officials of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such content, we do not thereby admit that we are in the category of persons the consent of whom is required under Section 7 of the Act.

     Very truly yours,



     /s/ Olivier Edwards                          /s/ Jean-Marc Franceschi
     Olivier Edwards                              Jean-Marc Franceschi

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